Exhibit 99.3

Item 7.                     Management’s Discussion and Analysis of Financial Condition and Results of Operations

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership) closed its initial public offering (IPO) on July 2, 2012. Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes of EQT Midstream Partners.  References in this Form 8-K to the “Partnership,” when used for periods prior to the IPO, refer to Equitrans.  References in this Form 8-K to the “Partnership,” when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. Immediately prior to the closing of the IPO, EQT Corporation contributed all of the partnership interests in Equitrans to the Partnership. Therefore, the historical financial statements contained in this Form 8-K reflect the assets, liabilities and operations of Equitrans for periods before July 2, 2012 and EQT Midstream Partners for periods beginning at or following July 2, 2012. Additionally, as discussed below, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise Pipeline, LLC (Sunrise), which was merged into the Partnership on July 22, 2013 (Sunrise Merger), the Jupiter natural gas gathering system (Jupiter), which was acquired by the Partnership on May 7, 2014 (Jupiter Acquisition), and the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by the Partnership on March 17, 2015 (NWV Gathering Acquisition) as these were businesses and the transactions were between entities under common control. References in this Form 8-K to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.

Executive Overview

Key transactions during 2014 included the Jupiter Acquisition, an equity offering of 12,362,500 common units and the $500 million senior note offering as discussed in the Overview section of Item 1, "Business."

In March 2015, the Partnership completed the NWV Gathering Acquisition, an equity offering of 9,487,500 common units and the MVP Interest Acquisition as discussed in the Overview section of Item 1, "Business." As the NWV Gathering Acquisition was a business and the acquisition was a transaction between entities under common control, the Partnership's historical combined financial statements have been retrospectively recast to reflect the results attributable to NWV Gathering for all periods presented.

On January 22, 2015, the Partnership declared a cash distribution to unitholders of $0.58 per unit, which represented a 5% increase over the previous distribution paid on November 14, 2014 of $0.55 per unit. Total distributions declared related to 2014 were $2.14 per unit compared to $1.66 per unit total distributions declared related to 2013, a 29% increase.

The Partnership reported net income of $266.5 million in 2014 compared with $189.8 million in 2013. The net income increase of $76.7 million was primarily related to higher operating income of $81.9 million. The increase in operating income was driven by production development in the Marcellus Shale by third parties and EQT as transmission and storage revenues increased by $80.9 million and gathering revenues increased by $41.6 million. These increases in revenues were partly offset by higher operating costs of $40.6 million. Interest expense increased by $29.2 million primarily due to interest on the AVC capital lease and long-term debt while income tax expense decreased by $22.9 million as a result of the changes in tax status associated with the Jupiter Acquisition and Sunrise Merger.

The Partnership reported net income of $189.8 million in 2013 compared with $110.2 million in 2012. The increase was primarily related to an increase in operating income of $94.2 million, partly offset by a decrease in other income as a result of lower AFUDC on fewer regulated construction projects and increased income tax expense as a result of Jupiter operations prior to the acquisition. Transmission and storage revenues increased by $53.1 million due to increased firm transmission service and increased system throughput. Gathering revenues increased by $64.6 million due to an 86% increase in gathered volumes. Both revenue increases were driven by production development in the Marcellus Shale by EQT and third parties. These increases in revenues were partly offset by a $23.5 million increase in operating expenses.

Business Segment Results

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Interest and other income are managed on a consolidated basis. The Partnership has presented each segment’s operating income and various operational measures in the sections below. Management believes that presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. The Partnership has reconciled each segment’s operating income to the Partnership’s combined operating income and net income in Note 3 to the Combined Financial Statements.

Operating revenues and operating expenses related to the AVC facilities do not have an impact on adjusted EBITDA or distributable cash flow as the excess of the AVC revenues over operating and maintenance and selling, general and administrative expenses is paid to EQT as the current monthly lease payment. All revenues related to the AVC facilities are from third-parties.

Transmission and Storage Results of Operations

	Years Ended December 31,
	2014	2013	% change 2014 – 2013	2012	% change 2013 - 2012
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues	$254,820	$173,881	46.5	$120,797	43.9
Operating expenses:
Operating and maintenance	24,780	15,041	64.7	15,191	(1.0)
Selling, general and administrative	19,954	15,567	28.2	11,578	34.5
Depreciation and amortization	26,792	18,323	46.2	12,901	42.0
Total operating expenses	71,526	48,931	46.2	39,670	23.3
Operating income	$183,294	$124,950	46.7	$81,127	54.0

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)	1,794	1,146	56.5	606	89.1
Capital expenditures	$127,134	$77,989	63.0	$188,143	(58.5)

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Transmission and storage revenues increased by $80.9 million as a result of higher firm transmission and storage contracted capacity and throughput of $76.4 million, including $29.2 million related to the AVC facilities, and higher interruptible transmission service. The increase in transmission revenue is the result of increased production development in the Marcellus Shale by third parties and affiliates.

Operating expenses increased $22.6 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in operating and maintenance expense resulted from additional costs associated with operating the AVC facilities of $5.3 million, $2.3 million of increased repairs and maintenance expenses associated with increased throughput and $1.2 million of higher allocations, including personnel costs, from EQT. Selling, general and administrative expense increased primarily from additional costs associated with operating the AVC facilities of $3.1 million and $1.1 million of increased personnel costs including incentive compensation. The increase in depreciation and amortization expense was primarily a result of higher AVC facilities capital lease depreciation expense of $5.4 million and higher depreciation on the increased investment in transmission infrastructure, most notably the Low Pressure East expansion project that was placed into service in the fourth quarter of 2013 and Jefferson compressor station expansion project that was placed into service in the third quarter of 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Transmission and storage revenues increased in 2013 by $53.1 million as a result of higher firm transmission contracted capacity and throughput by affiliates and third parties as compared to the prior year. This increase included $44.8 million of revenue associated with increased reservation fees under firm contracts and $10.9 million of fees associated with usage fees under firm contracts and transported volumes in excess of firm capacity. These increases were primarily driven by activity related to the Sunrise Pipeline and the Blacksville compressor station, which were completed in July and September 2012, respectively, as well as the addition of the AVC facilities in December 2013. This increased activity was a result of increased production development in the Marcellus Shale. These increases were partly offset by a decrease in storage and parking revenues of $3.2 million.

Operating expenses totaled $48.9 million for the year ended December 31, 2013 compared to $39.7 million for the year ended December 31, 2012. The increase in selling, general and administrative expense resulted from several items, including $2.4 million of lower reserve adjustments, $0.9 million of increased personnel costs and $0.7 million of transaction costs in connection with the Sunrise Merger. The lower reserve adjustments related to a long-term regulatory asset and a legal accrual. The regulatory reserve was established for the recovery of base storage gas. As a result of higher than anticipated recoveries through its transmission retainage factor due to increased volumes on the system and system integrity improvements, the Partnership revised its estimate of the appropriate reserve and recorded reserve reductions of $2.5 million in 2012 and $0.7 million in 2013. The difference between the 2012 reserve reduction and the 2013 reduction resulted in a $1.8 million increase in selling, general and administrative expenses in 2013. The Partnership also recorded a $0.6 million reduction to a legal reserve in 2012. The increase in depreciation and amortization expense was a result of increased investment in transmission infrastructure, most notably a full year of depreciation in 2013 for both the Sunrise Pipeline and the Blacksville compressor station.

Gathering Results of Operations

	Years Ended December 31,
	2014	2013	% change 2014 – 2013	2012	% change 2013 - 2012
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues	$221,727	$180,120	23.1	$115,496	56.0
Operating expenses:
Operating and maintenance	30,496	27,686	10.1	23,518	17.7
Selling, general and administrative	28,551	20,007	42.7	13,400	49.3
Depreciation and amortization	19,262	12,583	53.1	9,105	38.2
Total operating expenses	78,309	60,276	29.9	46,023	31.0
Operating income	$143,418	$119,844	19.7	$69,473	72.5

OPERATIONAL DATA
Gathering volumes (BBtu per day)	1,153	864	33.4	464	86.2
Capital expenditures	$226,168	$197,543	14.5	$97,857	101.9

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Gathering revenues increased by $60.3 million as a result of higher gathered volumes partly offset by $18.7 million related to a lower average gathering rate due to new gathering agreements for the year ended December 31, 2014. The increase in gathered volumes was due to higher volumes gathered for both EQT and third parties as a result of increased production development in the Marcellus Shale.

Operating expenses increased by $18.0 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in operating and maintenance expense was primarily due to increases in allocations from EQT including higher personnel costs and repairs and maintenance, consistent with the growth of the gathering systems. The increase in selling, general and administrative expense primarily resulted from increased allocations from EQT of $7.3 million including personnel costs and transaction costs of $1.0 million incurred by the Partnership in connection with the Jupiter Acquisition. The increase in depreciation and amortization expense resulted from additional assets placed in-service.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Gathering revenues increased by $98.9 million due to an increase in the average daily volumes gathered of 400 BBtu, or 86%, compared to the prior year, partly offset by $34.3 million related to a decrease in the average gathering fee due to new gathering agreements. The increase in gathered volumes was primarily the result of higher volumes gathered for EQT in the Marcellus Shale.

Operating expenses totaled $60.3 million for the year ended December 31, 2013 compared to $46.0 million for the year ended December 31, 2012. The increase in operating and maintenance expense was primarily due to an increase in allocations from EQT including higher personnel costs of $2.3 million and repairs and maintenance, consistent with the growth in the gathering systems. The increase in selling, general and administrative expense was primarily due to an increase in allocations from EQT including higher personnel costs. The increase in depreciation and amortization expense resulted from additional assets placed in-service.

Other Income Statement Items

Other income primarily represents the equity portion of AFUDC which generally increases during periods of increased construction, and decreases during periods of reduced construction, of regulated assets. The increase of $1.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 was related to increased spending on the Ohio Valley Connector project and the Jefferson compressor station expansion project. The decrease of $7.0 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 primarily resulted from a decrease in applicable construction expenditures on regulated projects as the Sunrise Pipeline and Blacksville compressor station projects were turned-in-line during 2012.

For the years ended December 31, 2014, 2013 and 2012, interest expense was $30.9 million, $1.7 million and $2.9 million, respectively. For the year ended December 31, 2014, interest expense primarily consisted of interest related to the AVC capital lease of $19.9 million and interest incurred on long term debt, credit facility borrowings and credit facility commitment fees. For the year ended December 31, 2013, interest expense primarily consisted of commitment fees paid to maintain availability under the Partnership’s credit facility and interest related to the AVC capital lease for the period of December 17, 2013 to December 31, 2013. For the year ended December 31, 2012, interest expense primarily related to intercompany debt which was repaid in June 2012.

Income tax expense was $31.7 million, $54.6 million and $45.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. From and after the IPO on July 2, 2012, the Partnership has not been subject to U.S. federal and state income taxes. Income earned prior to the IPO was subject to federal and state income tax. As previously noted, the NWV Gathering Acquisition on March 17, 2015, the Jupiter Acquisition on May 7, 2014 and the Sunrise Merger on July 22, 2013 were transactions between entities under common control for which the combined financial statements of the Partnership have been retrospectively recast to reflect the combined entities. Accordingly, the income tax effects associated with NWV Gathering's operations prior to the NWV Gathering Acquisition, Jupiter’s operations prior to the Jupiter Acquisition and Sunrise’s operations prior to the Sunrise Merger are reflected in the Partnership's combined financial statements as NWV Gathering, Jupiter and Sunrise were previously part of EQT’s consolidated federal tax return. The fluctuations in income tax expense between periods resulted primarily from the change in the tax status as a result of the Jupiter Acquisition, the Sunrise Merger and the Partnership's IPO.

See “Investing Activities” and “Capital Requirements” in the “Capital Resources and Liquidity” section below for a discussion of capital expenditures.

Non-GAAP Financial Measures

The Partnership defines adjusted EBITDA as net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable) and non-cash long-term compensation expense less non-cash adjustments (if applicable), other income, capital lease payments, Jupiter adjusted EBITDA prior to the Jupiter Acquisition and NWV Gathering adjusted EBITDA prior to the NWV Gathering Acquisition. The Partnership defines distributable cash flow as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of reimbursements. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s combined financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•
the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute.

Reconciliation of Non-GAAP Measures

The following table presents a reconciliation of the non GAAP measures adjusted EBITDA and distributable cash flow with the most directly comparable GAAP financial measures of net income and net cash provided by operating activities.

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Net income	$266,500	$189,791	$110,216
Add:
Interest expense	30,856	1,672	2,944
Depreciation and amortization expense	46,054	30,906	22,006
Income tax expense	31,705	54,573	45,668
Non-cash long-term compensation expense	3,368	981	2,282
Less:
Non-cash adjustments	(1,520)	(680)	(2,508)
Other income	(2,349)	(1,242)	(8,228)
Capital lease payments for AVC (a)	(21,802)	(1,030)	—
Pre-merger capital lease payments for Sunrise (a)	—	(15,201)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (b)	(34,733)	(103,593)	(53,662)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition (c)	(62,431)	(36,667)	(28,053)
Adjusted EBITDA	$255,648	$119,510	$80,329
Less:
Interest expense, excluding capital lease interest	(10,968)	(939)	(445)
Ongoing maintenance capital expenditures, net of reimbursements (d)	(15,196)	(17,200)	(13,136)
Distributable cash flow	$229,484	$101,371	$66,748

Net cash provided by operating activities	$300,546	$260,300	$200,095
Adjustments:
Interest expense	30,856	1,672	2,944
Current tax expense (benefit)	12,177	16,910	(15,302)
Capital lease payments for AVC (a)	(21,802)	(1,030)	—
Pre-merger capital lease payments for Sunrise (a)	—	(15,201)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (b)	(34,733)	(103,593)	(53,662)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition (c)	(62,431)	(36,667)	(28,053)
Other, including changes in working capital	31,035	(2,881)	(15,357)
Adjusted EBITDA	$255,648	$119,510	$80,329

(a)  Capital lease payments presented are the amounts incurred on an accrual basis and do not reflect the timing of actual cash payments. These lease payments are generally made monthly on a one month lag.

(b)  Adjusted EBITDA attributable to Jupiter prior to acquisition for the periods presented was excluded from the Partnership’s adjusted EBITDA calculations as these amounts were generated by Jupiter prior to the Partnership’s acquisition; therefore, they were not amounts that could have been distributed to the Partnership’s unitholders.

Adjusted EBITDA attributable to Jupiter for 2014 prior to the acquisition was calculated as net income of $20.1 million plus depreciation and amortization expense of $2.1 million plus income tax expense of $12.5 million. Adjusted EBITDA attributable to Jupiter for the years ended December 31, 2013 and 2012 was calculated as net income of $61.3 million and $31.1 million, respectively, plus depreciation and amortization expense of $4.7 million and $3.8 million, respectively, plus income tax expense of $37.5 million and $18.8 million, respectively.

(c)  Adjusted EBITDA attributable to NWV Gathering for the periods presented was excluded from the Partnership’s adjusted EBITDA calculations as these amounts were generated by NWV Gathering prior to the Partnership’s acquisition; therefore, they were not amounts that could have been distributed to the Partnership’s unitholders. Adjusted EBITDA attributable to NWV Gathering for the years ended December 31, 2014, 2013 and 2012 was calculated as net income of $33.7 million, $18.7 million and $16.0 million, respectively, plus depreciation and amortization expense of $9.5 million, $5.0 million and $2.5 million, respectively, plus income tax expense of $19.2 million, $13.0 million and $9.6 million, respectively.

(d) Ongoing maintenance capital expenditures are expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, the Partnership’s operating capacity or operating income. EQT has reimbursement obligations to the Partnership for certain maintenance capital expenditures under the terms of the omnibus agreement. For further explanation of these reimbursable maintenance capital expenditures, see the section below titled “Capital Requirements.” For the years ended December 31, 2014, 2013 and 2012, ongoing maintenance capital expenditures, net of reimbursements excludes ongoing maintenance of $0.8 million, $1.9 million and $7.3 million, respectively, attributable to NWV Gathering prior to acquisition, Jupiter prior to acquisition and amounts incurred prior to the IPO.

Adjusted EBITDA was $255.6 million, $119.5 million and $80.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. The increase for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily a result of increased operating income related to production development in the Marcellus Shale and the Jupiter Acquisition and Sunrise Merger, which resulted in Jupiter and Sunrise EBITDA being reflected in adjusted EBITDA subsequent to the transactions. For the year ended December 31, 2013 compared to the year ended December 31, 2012, the increase was primarily a result of higher net income excluding the impacts of Jupiter and Sunrise prior to acquisition. Distributable cash flow was $229.5 million, $101.4 million and $66.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. These increases were mainly attributable to the increase in adjusted EBITDA partly offset by an increase in interest expense, excluding capital lease interest in 2014 compared to 2013 and in ongoing maintenance capital expenditures, net of reimbursements in 2013 and 2012.

Outlook

The Partnership’s principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing growth of its business. The Partnership believes that it is well positioned to achieve growth based on the combination of its relationship with EQT and its strategically located assets, which cover portions of the Marcellus Shale that lack substantial natural gas pipeline infrastructure. As production increases in the Partnership’s areas of operations, the Partnership believes it will have a competitive advantage in pursuing economically attractive organic expansion projects, which the Partnership believes will be a key driver of growth in the future. The Partnership is also currently pursuing organic growth projects that are expected to provide access to markets in the Midwest, Gulf Coast and Southeast regions. Additionally, the Partnership may acquire additional midstream assets from EQT, or pursue asset acquisitions from third parties. Should EQT choose to pursue midstream asset sales, it is under no contractual obligation to offer the assets to the Partnership.

The Partnership expects that the following expansion projects will allow it to capitalize on drilling activity by EQT and other third-party producers:

•
Gathering System Expansions. The Partnership expects capital expenditures of approximately $100 million in 2015 related to expansion in the Jupiter development area that will raise total firm gathering capacity in that area to 775 MMcf per day. The Jupiter expansion is fully subscribed and is expected to be in service by year-end 2015. In addition, the Partnership expects to invest a total of approximately $370 million, of which approximately $65 million is expected to be spent during 2015, related to expansion in the NWV Gathering development area. These expenditures are part of an additional fully subscribed expansion project expected to raise total firm gathering capacity in the NWV Gathering development area to 640 MMcf per day by year-end 2017.

•
Ohio Valley Connector. The Ohio Valley Connector (OVC) includes a 36-mile pipeline that will extend the Partnership's transmission and storage system from northern West Virginia to Clarington, Ohio, at which point it will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline. The Partnership submitted the OVC certificate application, which also includes related Equitrans transmission expansion projects, to the FERC in December of 2014 and anticipates receiving the certificate in the second half of 2015. Subject to FERC approval, construction is scheduled to begin in the third quarter of 2015 and the pipeline is expected to be in-service by mid-year 2016. The OVC will provide approximately 850 BBtu per day of transmission capacity and the greenfield portion is estimated to cost approximately $300 million, of which $120 million to $130 million is expected to be spent in 2015. The Partnership has entered into a 20-year precedent agreement for a total of 650 BBtu per day of firm transmission capacity on the OVC.

•
Equitrans Transmission Expansion Projects. The Partnership also plans to begin several multi-year transmission expansion projects to support the continued growth of the Marcellus and Utica development. The projects include pipeline looping, compression installation and new pipeline segments, which combined are expected to increase transmission capacity by approximately 1.0 Bcf per day by year-end 2017. The Partnership expects to invest a total of approximately $400 million, of which approximately $25 million is expected to be spent during 2015.

•
Mountain Valley Pipeline. On March 30, 2015, the Partnership assumed EQT's 55% interest in Mountain Valley Pipeline, LLC (MVP Joint Venture), a joint venture with affiliates of each of NextEra Energy, Inc., WGL Holdings, Inc. and Vega Energy Partners, Ltd. The Partnership also assumed the role of operator of the Mountain Valley Pipeline (MVP) to be constructed by the joint venture. The estimated 300-mile MVP is currently targeted at 42" in diameter and a minimum capacity of 2.0 Bcf per day, and will extend from the Partnership's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. As currently designed, MVP is estimated to cost a total of $3.0 billion to $3.5 billion, excluding allowance for funds used during construction, with the Partnership funding its proportionate share through capital contributions made to the joint venture. In 2015, the Partnership's capital contributions are expected to be approximately $105 million to $115 million and will be primarily in support of environmental and land assessments, design work and materials. Expenditures are expected to increase substantially as construction commences, with the bulk of the expenditures expected to be made in 2017 and 2018. The joint venture has secured a total of 2.0 Bcf per day of 20 year firm capacity commitments and is currently in negotiation with additional shippers who have expressed interest in the MVP project. As a result, the final project scope and total capacity has not yet been determined; however, the voluntary pre-filing process with the FERC began in October 2014. The pipeline, which is subject to FERC approval, is expected to be in-service during the fourth quarter of 2018.

See further discussion of capital expenditures in the “Capital Requirements” section below.

Commodity Prices

The Partnership’s business is dependent on the continued availability of natural gas production and reserves in its areas of operation. Low prices for natural gas, including regional basis differentials, could adversely affect development of additional reserves and production that is accessible by the Partnership’s pipeline and storage assets. For example, average daily prices for NYMEX West Texas Intermediate crude oil ranged from a high of $107.26 per barrel to a low of $43.46 per barrel from January 1, 2014 through March 27, 2015. Average daily prices for NYMEX Henry Hub natural gas ranged from a high of $6.15 per MMBtu to a low of $2.58 per MMBtu from January 1, 2014 through March 27, 2015. The markets will likely continue to be volatile in the future. In addition, lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of the Partnership’s current areas of operation are strategically more attractive to them. For example, in response to recent commodity price decreases, a number of large natural gas producers have recently announced their intention to re-evaluate and/or reduce their drilling programs in certain areas, including the Appalachian Basin. In addition, due to lower commodity prices, EQT recently reduced its 2015 capital expenditure forecast for well development from $2.3 billion to $1.85 billion. EQT may further reduce its capital expenditure spending in the future based on commodity prices or other factors. Unless the Partnership is successful in attracting significant unaffiliated third-party customers, its ability to maintain or increase the capacity subscribed and volumes transported under service arrangements on its transmission and storage system as well as the volumes gathered on its gathering system will be dependent on receiving consistent or increasing commitments from EQT. While EQT has dedicated acreage to, and entered into long-term firm transmission and gathering contracts on the Partnership's systems, it may determine in the future that drilling in areas outside of the Partnership's current areas of operations is strategically more attractive to it and it is under no contractual obligation to maintain its production dedicated to the Partnership.

The Partnership believes the high percentage of its revenues derived from reservation charges under long-term, fixed-fee contracts will mitigate the risk of revenue fluctuations due to changes in near-term supply and demand conditions and commodity prices. For more information see “Risk Factors-Risks Inherent in the Partnership’s Business - Any significant decrease in production of natural gas in the Partnership’s areas of operation could adversely affect its business and operating results and reduce its distributable cash flow" included in the Partnership's Form 10-K for the year ended December 31, 2014 previously filed with the SEC.

Production Growth in the Marcellus Shale

The Partnership’s operations are primarily focused in the Marcellus Shale. For the year ended December 31, 2014, approximately 79% of EQT’s production was derived from the Marcellus Shale, and EQT’s 2015 forecast for well development is primarily focused in the Marcellus Shale. The Marcellus Shale is widely viewed as a premier North American shale play due to its significant reserves of hydrocarbon resources, consistent and predictable geology, high well recoveries relative to drilling and completion costs and proximity to high-demand metropolitan markets in the northeastern United States. According to the U.S. Energy Information Administration (EIA), natural gas production from the Marcellus Shale is expected to grow from 1.9 Tcf in 2012 to a peak production volume of 5.0 Tcf per year from 2022 through 2025. The EIA forecasts that given the formation’s production increase, it could provide up to 39% of the natural gas needed to meet demand in markets east of the Mississippi River from 2022 through 2025, up from 16% in 2012. Although the EIA forecasts Marcellus gas production to decline after 2024, the EIA forecasts the Marcellus production to still provide sufficient natural gas to meet at least 31% of the region’s total demand through 2040.

The Partnership believe its midstream assets are well positioned to serve forecasted production growth in the Marcellus Shale. Rising production in the region has outpaced growth in the region’s pipeline capacity, which has resulted in a favorable market environment for midstream service providers. The Partnership currently provides midstream services across 21 counties in Pennsylvania and West Virginia, spanning some of the most productive areas of the Marcellus Shale. Rapid production growth in the Marcellus Shale resulted in increases in gathering, transmission and storage volumes on the Partnership's systems during 2014, and the Partnership expects that EQT, as well as other Marcellus producers, will continue to rely on the Partnership to deliver the midstream infrastructure necessary to support continued growth in the region.

 Capital Resources and Liquidity

The Partnership’s principal liquidity requirements are to finance its operations, fund capital expenditures and acquisitions, make cash distributions and satisfy any indebtedness obligations. The Partnership’s ability to meet these liquidity requirements will depend on its ability to generate cash in the future as well as its ability to raise capital in the banking, capital and other markets. From and after the IPO, the Partnership’s available sources of liquidity include cash generated from operations, borrowing under the Partnership’s credit facility, cash on hand, debt offerings and issuances of additional partnership units.

Operating Activities

Net cash provided by operating activities during 2014 was $300.5 million compared to $260.3 million for 2013. The increase in net cash provided by operating activities was driven by higher operating income, for which contributing factors are discussed in the “Executive Overview” section herein, and timing of payments between the two periods.

Net cash provided by operating activities during 2013 was $260.3 million compared to $200.1 million for 2012. The increase in operating receipts was primarily due to increased firm transmission service, increased fees associated with transported volumes in excess of firm capacity and increased gathered volumes, all related to production development in the Marcellus Shale. These increases were partly offset by a decrease year-over-year related to the 2012 cash receipt from EQT related to its use of Sunrise’s depreciation deductions prior to the Sunrise Merger when Sunrise was included in the consolidated tax return of EQT.

Investing Activities

Net cash used in investing activities totaled $486.3 million for 2014 as compared to $283.0 million for 2013. The increase was primarily attributable to the acquisition of the Jupiter net assets from EQT as well as the following expansion projects: the Jupiter gathering expansion, the Ohio Valley Connector project, the Range Resources project, the Jefferson compressor station expansion project and the Antero project. These increases were partly offset by a decrease in capital expenditures related to the NWV Gathering system.

Net cash used in investing activities totaled $283.0 million for 2013 as compared to $273.2 million for 2012. The 2013 capital expenditures primarily related to the NWV Gathering system, the Jupiter gathering system, the Low Pressure East expansion project and the Jefferson compressor station expansion project. The 2012 capital expenditures primarily related to the Sunrise Pipeline, the NWV Gathering system and Blacksville compressor station projects.

See further discussion of capital expenditures in the “Capital Requirements” section below.

Financing Activities

Net cash provided by financing activities totaled $293.6 million in 2014 as compared to net cash used in financing activities of $9.0 million in 2013. During the second quarter of 2014, the Partnership completed an underwritten public offering of 12,362,500 common units. During the third quarter of 2014, the Partnership issued 4.00% Senior Notes due August 2024 in the aggregate principal amount of $500 million. Cash inflows in 2014 from the equity and debt offerings, net of offering costs, totaling $1.4 billion were largely offset by cash payments for the Jupiter Acquisition of approximately $1.0 billion, distributions to unitholders of $119.6 million, and the Sunrise Merger deferred consideration payment of $110.0 million. Additionally in 2014, the Partnership received net contributions from EQT of $85.1 million. These net contributions from EQT related to the NWV Gathering and Jupiter entities prior to the acquisitions.

Net cash used in financing activities totaled $9.0 million for 2013 as compared to $123.2 million of net cash provided by financing activities for the same period of 2012. In July 2013, the Partnership received net proceeds from its equity offering of approximately $529.4 million, after deducting the underwriters’ discount and offering expenses. The net proceeds from the equity offering were used to pay Sunrise Merger consideration to EQT of $507.5 million in July 2013. In 2013, the Partnership received net contributions from EQT of $61.0 million related to the NWV Gathering and Jupiter Acquisitions. Additionally in 2013, the Partnership paid cash distributions to unitholders of $66.2 million and Sunrise paid pre-merger distributions to EQT of $31.4 million. In 2012, the Partnership received net proceeds from the initial public offering of approximately $276.8 million, after deducting the underwriters’ discount and offering expenses. Approximately $230.9 million of the proceeds were distributed to EQT, $12.0 million was retained by the Partnership to replenish amounts distributed by Equitrans to EQT prior to the IPO, $32.0 million was retained by the Partnership to pre-fund certain maintenance capital expenditures and $1.9 million was used by the Partnership to pay credit facility origination fees associated with its credit facility. During the fourth quarter of 2012, the Partnership made its first cash distribution to unitholders of $12.4 million.

In 2012, the Partnership received net contributions from EQT of $284.8 million. These net contributions from EQT related to the Predecessor prior to the IPO and to the NWV Gathering, Jupiter and Sunrise entities prior to the acquisitions. Additionally, the Partnership had financing cash outflows of $10.2 million for distributions paid to EQT, $49.7 million related to reimbursements to EQT and $135.2 million paid to EQT to retire long-term intercompany debt. Prior to the IPO, and to the NWV Gathering Acquisition, Jupiter Acquisition and Sunrise Merger in the case of NWV Gathering, Jupiter and Sunrise, certain advances to or from affiliates were viewed as financing transactions as the Partnership, NWV Gathering, Jupiter and Sunrise would have otherwise obtained or repaid demand notes or term loans from EQT to fund these transactions. Subsequent to the IPO, acquisitions and merger, these transactions reflect services rendered on behalf of these entities by EQT and its affiliates for operating expenses and the balances are settled monthly. Therefore, these transactions are classified as operating activities subsequent to the IPO, acquisitions and merger.

Capital Requirements

The transmission, storage and gathering businesses are capital intensive, requiring significant investment to develop new facilities and to maintain and upgrade existing operations. The below table presents capital expenditures for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Expansion capital expenditures	$329,206	$241,254	$254,349
Maintenance capital expenditures:
Ongoing maintenance	16,493	22,185	24,658
Funded regulatory compliance (a)	7,603	12,093	6,993
Total maintenance capital expenditures	24,096	34,278	31,651
Total capital expenditures (b)	$353,302	$275,532	$286,000

(a) Amounts included as funded regulatory compliance expenditures for periods prior to the IPO of $0.2 million in 2012 were included for comparative purposes and were not included in the Partnership’s estimate of $32 million for the initiatives identified prior to the IPO.

(b) The Partnership accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the combined statements of cash flows until they are paid in a subsequent period. Accrued capital expenditures were $51.1 million, $16.3 million and $23.7 million at December 31, 2014, 2013 and 2012, respectively. Additionally, the Partnership capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. These non-cash capital expenditures in the table above were approximately $0.3 million for the year ended December 31, 2014. There were no amounts capitalized for the years ended December 31, 2013 and 2012.

Expansion capital expenditures are expenditures incurred for capital improvements that the Partnership expects to increase its operating income or operating capacity over the long term. In 2014, expansion capital expenditures primarily related to the NWV Gathering expansion, the Jupiter gathering expansion, the Ohio Valley Connector project, the Range Resources project, the Jefferson compressor station expansion project and the Antero project. In 2013, expansion capital expenditures primarily related to the NWV Gathering expansion, the Jupiter gathering expansion, the Low Pressure East expansion project and the Jefferson compressor station expansion project. In 2012, expansion capital expenditures were primarily related to the Sunrise Pipeline, the NWV Gathering expansion and Blacksville compressor station projects.

Maintenance capital expenditures are expenditures made to maintain, over the long term, the Partnership’s operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures described in this section. The period over period changes primarily relate to the timing of projects. Included in these amounts for the years ended December 31, 2014, 2013 and 2012 were $0.5 million, $3.1 million and $4.2 million, respectively, of maintenance capital expenditures for which the Partnership was reimbursed by EQT under the terms of the omnibus agreement. Under the omnibus agreement, for a period of ten years after the closing of the IPO, EQT has agreed to reimburse the Partnership for plugging and abandonment expenditures for certain identified wells of EQT and third parties. Additionally, EQT has agreed to reimburse the Partnership for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to the Partnership’s assets owned at the time of the IPO) in any year. If such ongoing maintenance capital expenditures and bare steel replacement capital expenditures exceed $17.2 million during a year, EQT will reimburse the Partnership for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures and bare steel replacement capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the ten years following the IPO. Since the IPO, the Partnership has been reimbursed approximately $7.8 million by EQT. Amounts reimbursed are recorded as capital contributions when received.

Funded regulatory compliance capital expenditures are previously identified maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements.  Prior to the IPO, the Partnership identified two specific regulatory compliance initiatives which the Partnership expected to require it to expend approximately $32 million.  The Partnership retained approximately $32 million from the net proceeds of the IPO to fund these expenditures. The specific initiatives of this program are to install remote valve and pressure monitoring equipment on the Partnership’s transmission and storage lines and to relocate certain valve operators above ground and apply corrosion protection. The period over period changes primarily relate to the timing of projects. Since the IPO, funded regulatory compliance capital expenditures have totaled $26.5 million.

In 2015, expansion capital expenditures, including MVP capital contributions, are expected to total $475 million to $505 million and ongoing maintenance capital expenditures, net of expected reimbursements, are expected to be approximately $30 million. The Partnership’s future expansion capital expenditures may vary significantly from period to period based on the available investment opportunities. Maintenance related capital expenditures are also expected to vary quarter to quarter. The Partnership expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under the Partnership’s credit facility, debt offerings and the issuance of additional partnership units. The Partnership does not forecast capital expenditures associated with potential midstream projects not committed as of the filing of this Form 8-K.

Credit Facility and Debt

Credit Facility. In February 2014, the Partnership entered into an amended and restated credit facility that replaced its prior credit facility and increased the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows the Partnership to increase the available revolving borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. The Partnership has the right to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured.

The Partnership’s credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, limitations on restricted payments, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of and certain other defaults under other financial obligations and change of control provisions. Under the credit facility, the Partnership is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). As of December 31, 2014, the Partnership was in compliance with all credit facility provisions and covenants.

In January 2015, the Partnership amended its credit facility to, among other things: exclude MVP Joint Venture from the definitions of “Consolidated Debt”, “Consolidated EBITDA”, “Consolidated Subsidiary” and “Subsidiary”; permit MVP Joint Venture to incur non-recourse debt which may be secured by a pledge of the interests of MVP Joint Venture without affecting the calculation of the consolidated leverage ratio in the credit facility, and release the subsidiary guarantors from their guarantee of obligations under the credit facility.

Senior Notes. During the third quarter of 2014, the Partnership issued 4.00% Senior Notes due August 2024 in the aggregate principal amount of $500 million (the 4.00% Senior Notes). Net proceeds from the offering of $492.3 million were used to repay the outstanding borrowings under the Partnership’s credit facility and for general partnership purposes. The indenture governing the 4.00% Senior Notes contains covenants that limit the Partnership’s ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of the Partnership’s assets. The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of the Partnership’s subsidiaries that guaranteed the Partnership’s credit facility (other than EQT Midstream Finance Corporation), which entities are referred to as "the Senior Note Guarantors." In connection with the release of the subsidiary guarantors from their guarantees under the credit facility in January 2015, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

Security Ratings

The table below sets forth the credit ratings for debt instruments of the Partnership at December 31, 2014. Changes in credit ratings may affect the Partnership’s cost of future borrowings (including interest rates and fees under its credit facility) and access to the credit markets.

Rating Service	Senior Notes	Outlook
Moody’s Investors Service	Ba1	Stable
Standard & Poor’s Ratings Services	BBB-	Stable
Fitch Ratings	BBB-	Stable

The Partnership’s credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. The Partnership cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a credit rating agency if, in its judgment, circumstances so warrant. If the credit rating agencies downgrade the Partnership’s ratings, particularly below investment grade, the Partnership’s access to the capital markets may be limited, borrowing costs could increase, counterparties may request additional assurances and the potential pool of investors and funding sources may decrease. In order to be considered investment grade, a company must be rated BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch. Anything below these ratings, including the Partnership's current credit rating of Ba1 by Moody's, is considered non-investment grade. Having a non-investment grade rating may result in greater borrowing costs and collateral requirements than would be available to the Partnership if all its credit ratings were investment grade.

Distributions

On January 22, 2015, the Partnership announced that the Board of Directors of its general partner declared a cash distribution to the Partnership’s unitholders of $0.58 per unit related to the fourth quarter of 2014.  The cash distribution was paid on February 13, 2015 to unitholders of record at the close of business on February 3, 2015. In connection with this cash distribution, EQT received approximately $5.2 million related to its incentive distribution rights.

Schedule of Contractual Obligations

The following represents the Partnership's contractual obligations as of December 31, 2014.

	Total	2015	2016-2017	2018-2019	2020+
	(Thousands)
Capital lease obligation (a)	$403,081	$21,383	$38,677	$38,262	$304,759
Long-term debt	500,000	—	—	—	500,000
Interest payments	191,667	20,000	40,000	40,000	91,667
Purchase obligations	17,146	17,146	—	—	—
Total contractual obligations	$1,111,894	$58,529	$78,677	$78,262	$896,426

(a)        Represents the future projected payments associated with the AVC capital lease obligation (including interest) as of December 31, 2014.

Commitments and Contingencies

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership.  While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Partnership accrues legal and other direct costs related to loss contingencies when actually incurred. The Partnership has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

Off-Balance Sheet Arrangements

In December 2014, EQT issued a $130 million performance guarantee (the Original MVP Guarantee) in connection with the obligations of MVP Holdco, LLC (MVP Holdco) to fund its proportionate share of the construction budget for MVP. Upon the transfer of EQT's interest in MVP Holdco to the Partnership on March 30, 2015, the Partnership entered into a performance guarantee to provide performance assurances for the MVP in an amount and on the terms and conditions similar to the Original MVP Guarantee. The Original MVP Guarantee was concurrently terminated. Upon the FERC’s initial release to begin construction of the MVP, MVP Holdco's guarantee will terminate, and the Partnership will be obligated to issue a new guarantee in an amount equal to 33% of MVP Holdco’s remaining obligations to make capital contributions to the MVP Joint Venture in connection with the then remaining construction budget.

Recently Issued Accounting Standards

In May 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The revenue standard is effective for fiscal years beginning after December 15, 2016. The Partnership is currently evaluating the impact this standard will have on its financial statements and related disclosures.

In February 2015, the FASB has issued an Accounting Standards Update (ASU) No. 2015-02, Consolidation: Amendments to the Consolidation Analysis, which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures (e.g. collateralized debt obligations, collateralized loan obligations and mortgage-backed security transactions). The ASU will be effective for fiscal years beginning after December 15, 2015. The Partnership is currently evaluating the impact this standard will have on its financial statements and related disclosures.
Critical Accounting Policies and Significant Estimates

The Partnership’s significant accounting policies are described in Note 1 to the Combined Financial Statements included in Item 8 of this Form 8-K.  The discussion and analysis of the Combined Financial Statements and results of operations are based upon EQT Midstream Partners’ Combined Financial Statements, which have been prepared in accordance with GAAP.  The preparation of these Combined Financial Statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities.  The following critical accounting policies, which were reviewed by the Partnership’s Audit Committee, relate to the Partnership’s more significant judgments and estimates used in the preparation of its Combined Financial Statements.  Actual results could differ from those estimates. Also see the Partnership's significant accounting policies describe in Note 1 to the Combined Financial Statements for additional information.

Property, Plant and Equipment: Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. In addition, any accounting estimate related to asset impairment requires the Partnership's management to make assumptions about cash flows over future years. Management’s assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future. The Partnership has not historically experienced material changes in its results of operations from changes in the estimated useful lives or salvage values of property, plant and equipment although these estimates are reviewed periodically and anytime the Partnership files with the FERC for a change in transportation and storage rates. Further, the Partnership has not historically had indications of impairments of its long lived assets and does not anticipate material changes to these trends in the future. However, the Partnership believes that the accounting estimates related to depreciation expense and impairment are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the amount of depreciation and any potential impairment, which would have an impact on the results of operations and financial position. See Note 1 to the Combined Financial Statements for additional information.

Contingencies and Asset Retirement Obligations: The Partnership is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon the Partnership’s assessment that a loss is probable and that the amount of the loss can be reasonably estimated. The Partnership considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon an analysis of potential results.

The Partnership operates and maintains its transmission and storage system and its gathering system and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, the Partnership believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

The Partnership believes that the accounting estimates related to contingencies and asset retirement obligations are “critical accounting estimates” because it must assess the probability of loss related to contingencies and the expected amount and timing of asset retirement obligations. In addition, the Partnership must determine the estimated present value of future liabilities. Future results of operations for any particular quarterly or annual period could be materially affected by changes in the assumptions.

Equity-Based Compensation: The Partnership's equity-based compensation will be paid in units; therefore, the Partnership treats these awarded units as equity awards. Awards that contain a market condition require the Partnership to obtain a valuation while other awards are recorded at the fair value which utilizes the published market price on the grant date and an estimated payout multiple based on expected performance on plan metrics. Significant assumptions made in valuing the Partnership’s awards include the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate. The Partnership has not historically experienced material differences between estimated expense for awards and the actual expense recognized in the financial statements; however, awards recognized on an estimated payout multiple could ultimately result in materially different results based on actual performance compared to plan metrics. Specifically, the Partnership's 2014 EQM Value Driver Award (2014 EQM VDA) could result in expense of zero should the performance condition not be met or approximately $5.4 million if the condition is met at the maximum payout value. As of December 31, 2014, the Partnership has recognized approximately $2.7 million for the 2014 EQM VDA.

The Partnership believes that the accounting estimates related to equity-based compensation are “critical accounting estimates” because the assumptions affecting the valuation of the awards including the market price and volatility of the Partnership’s common units and performance against plan metrics could have a significant impact on the expense recognized. See Note 11 to the Combined Financial Statements for additional information regarding the Partnership's equity-based compensation.

Revenue Recognition: Revenue from the gathering of natural gas is generally recognized when the service is provided. Revenue related to these services provided but not yet billed are estimated each month. These estimates are generally based on contract data and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. Reservation revenues related to firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Transmission and storage revenue from usage fees is recorded on actual volumes subject to prior period adjustments.

The Partnership records a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, a historical rate of accounts receivable losses as a percentage of total revenue is utilized. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time. While the Partnership has not historically experienced material bad debt expense, declines in the market price for natural gas combined with the increase in third party customers on the Partnership's systems may result in a greater exposure to potential losses than management's current estimates. As of December 31, 2014, the Partnership had third party accounts receivable of $16.5 million and an allowance for doubtful accounts of $0.3 million.

The Partnership believes that the accounting estimates related to revenue recognition and the allowance for doubtful accounts receivable are “critical accounting policies” because estimated volumes are subject to change based on actual measurements including prior period adjustments and the underlying assumptions used for the allowance can change from period to period which could potentially have a material impact on the results of operations and on working capital. In addition, the actual mix of customers and their ability to pay may vary significantly from management’s estimates and may impact the collectability of customer accounts.